Exhibit 5.1
[Buchanan Ingersoll & Rooney PC letterhead]
December 14, 2010
RTI International Metals, Inc.
Westpointe Corporate Center One
155 Coraopolis Heights Road, Fifth Floor
Pittsburgh, Pennsylvania 15108
     Re: Prospectus Supplement Filed Pursuant to 424(b)(5) Filed by RTI International Metals, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to RTI International Metals, Inc, an Ohio corporation (the “Corporation”) and RMI Titanium Company, Extrusion Technology Corporation of America, RTI Finance Corp. and RTI Martinsville, Inc., each an Ohio corporation and wholly-owned subsidiary of the Corporation (the “Subsidiary Guarantors”), in connection with the offering by the Corporation of up to an aggregate of $230,000,000 principal amount of the Company’s 3.000% Convertible Senior Notes due 2015 (the “Notes”), which amount includes $30,000,000 of Notes subject to over-allotment, which are initially convertible into 6,404,902 shares of the Common Stock, par value $0.01 per share, of the Company (the “Shares,” and together with the Notes, the “Securities”), and the guarantee of the Notes (the “Guarantees”) by the Subsidiary Guarantors, pursuant to an effective Registration Statement on Form S-3 (File No. 333-171034) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 8, 2010 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus”). The Notes and the Guarantees will be issued pursuant to the Senior Debt Indenture to be dated on or about the date of the issuance of the Notes and the Guarantee of the Notes thereunder, between the Company and the Bank of New York Mellon Trust Company, N.A., as Trustee (as defined therein), the form of which is filed as Exhibit 4.8 to the Registration Statement (the “Indenture”), and a First Supplemental Indenture (the “Supplemental Indenture”) to be entered into between the Company, the Guarantors and Bank of New York Mellon Trust Company, N.A., as Trustee, on the date of issuance of the Notes and the Guarantee of the Notes.
     In connection with rendering the opinions set forth below, we have examined and relied upon the Registration Statement and Prospectus, the form of Indenture and Supplemental Indenture, the Underwriting Agreement dated December 8, 2010, among the Corporation, FBR Capital Markets & Co., and Citigroup Global Markets Inc. as representatives of the several underwriters named in Schedule III thereto (the “Underwriting Agreement”), the Articles of Incorporation (the “Restated Articles”) and Code of Regulations (the “Regulations”), as each

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December 14, 2010

may be amended and restated, of the Corporation and each Subsidiary Guarantor, the corporate minute books of the Corporation and the Subsidiary Guarantors as provided to us by the Corporation, and originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.
     In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Corporation or the Subsidiary Guarantors. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Corporation and/or the Subsidiary Guarantors and of each of its officers, directors and other representatives.
     We have assumed that, other than with respect to the Corporation and the Subsidiary Guarantors, all of the documents referred to in this opinion letter have been duly authorized by, have duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
     In rendering the following opinions, we have assumed that the resolutions of the Corporation’s Board of Directors authorizing the Corporation to issue, offer and sell the Notes and to issue the Shares upon conversion of the Notes, and the resolutions of the Board of Directors of each Subsidiary Guarantor authorizing such Subsidiary Guarantors to provide the Guarantees, will each be in full force and effect at all times at which (i) any Securities are issued, offered or sold by the Corporation or (ii) the Guarantees are in effect. We have further assumed that, with respect to the Notes and the Guarantees of the Notes, (i) prior to the execution of the Indenture and the Supplemental Indenture, the Indenture and the Supplemental Indenture will have been duly authorized by the Corporation, the Subsidiary Guarantors and the Trustee by all necessary corporate action, (ii) the Indenture, in substantially the form filed as Exhibit 4.8 to the Registration Statement, will be duly executed and delivered by the Corporation, the Subsidiary Guarantors and the Trustee, and (iii) the Supplemental Indenture will have the terms described in the Prospectus Supplement and be duly executed and delivered by the Corporation, the Subsidiary Guarantors and the Trustee in the form approved by the Board of Directors of the Corporation and Subsidiary the Guarantors (or duly constituted and empowered committees thereof).
     Based upon and subject to the foregoing, we are of the opinion that:
     1. When the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and Supplemental Indenture and delivered against payment of the consideration therefor as provided for in the Underwriting Agreement, the Notes will have been duly authorized by all necessary corporate action of the Corporation, and will constitute valid

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and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.
     2. When the Notes have been duly executed and delivered by the Company in accordance with the terms of the Indenture and Supplemental Indenture, the Guarantees have been duly executed and delivered by each Subsidiary Guarantor in accordance with the terms of the Indenture and Supplemental Indenture, and the Notes have been authenticated in accordance with the terms of the Indenture and Supplemental Indenture and delivered against payment of the consideration therefor as provided for in the Underwriting Agreement, the Guarantees will have been duly authorized by all necessary corporate action of the Subsidiary Guarantors , and will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.
     3. The Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate actions of the Company and, when issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture and Supplemental Indenture, will be validly issued, fully paid and nonassessable.
     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or for the relief of debtors generally; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, additional interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in the Indenture or Supplemental Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) consent to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; and (f) the severability, if invalid, of provisions to the foregoing effect. We express no opinion with respect to (i) advance waivers of claims, defense, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury,

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environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).
     We express no opinion as to the law of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Ohio and the State of New York.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours, BUCHANAN, INGERSOLL & ROONEY PC
By:	/s/ Jennifer R. Minter
Jennifer R. Minter
Assistant Vice President - Opinions